United States
Securities and Exchange Commission
Washington, D.C. 20549




FORM 8-K


CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported):  April 6, 1999



AUTO-GRAPHICS, INC.
(Exact name of registrant as specified in its charter)

        California                       0-4431         95-2105641
    State or Other                       Commission     I.R.S. Employer
     Jurisdiction			 File Number	Identification
   of Incorporation					    Number


  3201 Temple Avenue
  Pomona, California					   91768-3200
 Address of Principal					   Zip Code
  Executive Offices


Registrant's telephone number: (909) 595-7204


FORM 8-K

ITEM 5.   Other Events.

Attached to this Report is a copy of the Registrant's Letter to Stockholders dated April 6, 1999.

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                                  (letterhead)
				AUTO-GRAPHICS, INC.
                                2301 Temple Avenue
                                Pomona, CA 91768-3200
                                (800) 776-6939


				April 6, 1999


Dear Stockholders:

		 For the year ended December 31, 1998, the Company reported a loss of approximately $1.5 million ($1,065,000 or $1.00 per share net of anticipated tax benefit) on sales of $9,099,000 (compared to net income of $212,000 or $.19 per share on sales of $10,036,000 in 1997).
The loss included approximately $500,000 associated with staff reductions and related costs primarily at the Company's Canadian subsidiary, and $400,000 associated with previously capitalized software development costs which were written off by the Company at December 31, 1998. The loss combined with stock repurchase expenditures resulted in a decrease in stockholder's equity of $1,167,000 at December 31, 1998 from the prior year-end. Total liabilities decreased approximately $96,000, and current liabilities increased approximately $420,000 at 1998 as compared to 1997. Cash on hand at year-end increased approximately $48,000 to $293,000 as a result of increased customer deposits of approximately $277,000 in 1998 as compared to year-end 1997, but accounts receivable decreased approximately $638,000 as a result of the decrease in 1998 sales.
Although the Company is reporting a substantial loss for 1998, earnings before interest, taxes, depreciation and amortization (EBITDA) was positive by approximately $526,000.

		As a result of the 1998 loss, the Company was in violation of certain financial loan covenants in its bank lending agreements; however, the Company's bank has agreed to waive compliance with these covenants at year-end and for the ensuing quarter. The Company and the bank are in the process of negotiating revised financial covenants to apply on a going forward basis consistent with the Company's anticipated results of operations in 1999. Adjustments in the mix of revenue from sales should continue in 1999. Sales are targeted to be in the $8 plus million range resulting in an approximately break-even year. The Company was current on all payments to the bank in 1998, and anticipates timely payment of all regularly scheduled bank debt in 1999. The Company's capital improvements (including software development costs) and accounts receivable bank lines of credit, $3,000,000 and $1,250,000 respectively, come up for renewal in 1999. The Company believes that the bank will extend its lines of credit during the ensuing year, but the bank may require the Company to seek alternative sources of financing to complement use of bank financing for planned 1999 capital expenditures (computer equipment, purchased and internally developed software) currently estimated to be approximately $1,200,000. The Company believes that it is imperative to continue to invest in Internet capability during this transition period. Planned capital expenditures will double present capacity providing the Company with the ability to increase the number of its library or other high demand/use clients by approximately 50% and to meet commitments to the Company's current installed customer base. It is presently believed that potential Y2K problems have been identified, and that the Company's software products and related services will be Y2K compliant before the end of the year.

		The Company has requested an extension of 15 days for the filing of its Annual Report on Form 10-K with the SEC to on or before April 15, 1999. Summary (unaudited) financial information to be included in the Report is attached hereto.

		The operating loss experienced by the Company in 1998 resulted from the further deterioration of sales in the Company's traditional (such as bibliographic cataloging and computerized typesetting) library and publishing business. Beginning in 1964, the Company was one of the pioneers in computerized typesetting and database composition services for both library and publishing industries. Over the years, the Company has migrated its products/services through the print, microfilm and fiche, CD-ROM and most recently the Web/Internet predominant periods. The Company is nearing completion of efforts to adapt its product/services offerings to the newly prevailing Internet and World Wide Web environment. Some of the Company's products/services such as bibliographic cataloging services, which historically provided the Company with significant revenue, are increasingly available to the Company's customers from alternative sources including The Library of Congress and book publishers and distributors free of charge. Revenues from the Company's Canadian subsidiary have been disappointing as customers are experimenting with alternative sources for their cataloging services in an effort to reconcile competing demands for services/funding. The acquisition should still provide the Company with a good foothold for efforts to sell the Company's web-based library services in Canada. Library customers who in the recent past had been regularly publishing their holdings of books and periodicals on CD-ROM reduced the frequency of their activity and have been slow to commit to replacing such activity with electronic publishing systems embracing the Web/Internet. For libraries who are seeking greater efficiencies in their operating budgets, the Company's "resource sharing" (interlibrary loan and catalog resource sharing) line of products should become increasingly attractive as a cost effective way to help keep costs down (by reducing redundant book purchasing) while maintaining a high level of patron services.

		Although the operating loss incurred by the Company was substantial and disappointing, 1998 is believed to have been a pivotal time. The Company took additional steps to reduce its staff and corresponding costs to a more appropriate level for the short-term while the Company's newer Web/Internet based products/services are embraced by the Company's historical library and publishing customers and the Company is able to implement a plan to expand its customer base for Web based publishing services/products. The Company has now evolved from a CD-ROM based business to an Internet centric business.

		The Company's Web/Internet products/services revenues grew over 33% in 1998, and these revenues should reach 50% of total revenues in 1999. The Company presently provides outsourced Web/Internet database publishing services (computer, communications and software) to various government entities, including the State of Texas whereby the Company has been hired to create an intranet system covering and providing bibliographic services to school libraries. To date, over 3,500 libraries are already included in this state wide system which, when completed, will include a total of approximately 7,000 participating libraries. The Company has similar contracts with multi-type libraries in the States of Kansas, Oklahoma, Tennessee and the Canadian Provinces of British Columbia and Ontario, and is the announced winning bidder for a contract with the State of Connecticut. Customers also include regional library organizations in the States of Illinois, New Jersey, Michigan, Ohio and New Hampshire. Outsourced Internet database management services presently cover approximately 7,500 distinct library sites, and enable library patrons to also access the system from their offices and homes as well as in the library, demonstrating the Company's increasing capability to handle large capacity Internet communications systems.

		The Company's Web access products/services, developed over the last five years for the library and publishing industries, should provide the Company with the opportunity to further develop and package its capabilities for use by a much broader category of customers, including for use as "knowledge management" (highly structured, dynamic database creation, organization, maintenance and retrieval resource) tools.

		For example, as an outgrowth of a contract with one of the Company's large commercial publishing customers, the Company has developed and is currently refining an SGML "editor" product for sale to business and other users who want to create, organize, maintain and publish large content database products simultaneously in print, CD-ROM and Web/Internet media. The Company was selected by Gates Rubber Company to create an SGML (Standard Generalized Markup Language) database of its hydraulic hose product line. This project could act as a precursor of a follow-on effort by Gates to develop an enterprise-wide system of such product and pricing information for both internal and external use.

		The Company is nearing completion of the development of its existing proprietary HVACR (heating, ventilation, air conditioning and refrigeration) commercial database to include an e-commerce capability whereby users can identify, select and purchase items in our HVACR catalog from participating wholesalers using the Internet. The Company's HVACR database, combined with the Company's Internet solutions software, also provides wholesalers with the ability to create a customized catalog of the specific products they offer for sale for publication over the Internet (and in print and CD-ROM media where desired). The flexibility of the Company's proprietary software provides users with the ability to individualize their Internet catalogs to include features such as custom indexing, multi-tier pricing, customer specific pricing and order entry (e-commerce). The Company will seek to expand its e-commerce catalog solutions business into other business areas beginning in 1999.

                The Company has recently introduced a new HVACR service where re-sellers of chemical based products can obtain and distribute government mandated manufacturer safety data sheets (MSDS) which have been integrated into the Company's HVACR database and are accessible via the Internet or CD-ROM on a subscription basis.

		All of the Company's database management, retrieval and publishing products/services are based on core system software designed to industry data structure standards (SGML, HTML and XML), and standards specific to the markets served by the Company such as MARC and Z39.50 in the library industry. These standards allow customers to create, organize, manage and output information/knowledge databases for the benefit of the enterprise and other users independent of the media used to publish data. Flexibility in the ability to distribute and use information and knowledge both within and without the enterprise is increasingly a goal of business and governmental organizations, and is the underlying premise in the Company's products/services.

		Accordingly, the Company believes it is now capable of offering attractive solutions to a wide range of users who are interested in developing the capability of creating, maintaining and publishing their product offerings or other large content (database) information simultaneously in one or more of print, CD-ROM and/or over the Internet including e-commerce capability. The Company's Web/Internet solutions, for government-patron, business-to-business and business-to-consumer customers, are available for purchase for internal implementation by the customer and/or on an outsourced (or web hosting) basis where the Company performs all or a portion of these services for its customers at its corporate location on a fee basis.

		The challenge the Company faces now will be to develop, finance and successfully implement a plan for the marketing and sale of its knowledge management and Web based access and publishing products and services to a broader market of buyers so that the Company can grow significantly and generate self-sustaining profits which will allow the Company to maintain a competitive position in this ever changing "digital" world.

		For additional information regarding the Company and its products, see the Company's Web sites at www.auto-graphics.com and www.datacat.com. The Company's 1998 Report To Stockholders, including audited year-end financial statement and related information, will be published and mailed to you in the near future.

							Very truly yours,




							Robert S. Cope,
							President

enc.

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

	AUTO-GRAPHICS, INC.

      SELECTED FINANCIAL DATA
	1998 - 1994
	(Unaudited)

		         		 Years Ended December 31           `
			  1998  	  1997  	  1996  	  1995  	  1994

Operating results:
Net sales		$ 9,099	$10,036	$9,218	$9,559	$9,165
Net income/(loss)	 (1,065)	    212	   236	   194	   158
Earnings /(loss)
	per share	 ( 1.00)	   .19 	   .21	   .16	   .12


At year-end:
Total assets	 7,590	 8,852	 7,132	 6,688	 6,106
Long-term debt	 2,588	 2,911	 2,101	 1,906	 1,696


Dollar amounts in thousands except per share data.


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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


							AUTO-GRAPHICS, INC.
							   (Registrant)


Date:  April 6, 1999  				By:  ss/Robert S. Cope
							Robert S. Cope, President,
							Treasurer, and Director


Date:  April 6, 1999  	 			By:  ss/Daniel E. Luebben
							Daniel E. Luebben
							Vice President, Chief
							  Financial Officer &
							  Secretary


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